Pricing Supplement dated February 10, 2026 (To the Prospectus dated May 15, 2025 and the Prospectus Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$900,000

Buffered Digital Notes Due March 1, 2027
Linked to the Least Performing of the Common Stock of Apple Inc., the Class A Common Stock of Alphabet Inc. and the Common Stock of Microsoft Corporation

Global Medium-Term Notes, Series A

General

•	Unlike ordinary debt securities, the Notes do not pay interest and do not guarantee the return of the full principal amount at maturity. Instead, as described below, the Notes offer a fixed return at maturity if, from its Initial Underlier Value to its Final Underlier Value, the Least Performing Underlier appreciates, remains flat or does not decline below its Buffer Value. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Buffer Value, be willing to receive shares of the Least Performing Underlier at maturity that will likely be worth less than their investment and could be worth nothing. Investors will be exposed to the market risk of each Underlier and any decline in the price of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other Underliers.

•	Unsecured and unsubordinated obligations of Barclays Bank PLC

•	Minimum denominations of $10,000 and integral multiples of $10,000 in excess thereof

•	The Notes priced on February 10, 2026 (the “Pricing Date”) and are expected to issue on or about February 13, 2026 (the “Issue Date”). With respect to each Underlier, the Initial Underlier Value is the Closing Price of that Underlier on February 4, 2026 and is not the Closing Price of that Underlier on the Pricing Date.

Key Terms*	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Reference Assets:	The common stock of Apple Inc. (the “AAPL Underlier”), the Class A common stock of Alphabet Inc. (the “GOOGL Underlier”) and the common stock of Microsoft Corporation (the “MSFT Underlier”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:

Underliers	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)	Physical Delivery Amount(3)
AAPL Underlier	AAPL UW<Equity>	$276.49	$221.19	45.21000
GOOGL Underlier	GOOGL UW<Equity>	$333.04	$266.43	37.53331
MSFT Underlier	MSFT UW<Equity>	$414.19	$331.35	30.17957

(1) With respect to each Underlier, the Initial Underlier Value is the Closing Price of that Underlier on February 4, 2026 and is not the Closing Price of that Underlier on the Pricing Date.
(2) With respect to each Underlier, 80.00% of its Initial Underlier Value (rounded to two decimal places)
(3) With respect to each Underlier, a number of shares of that Underlier equal to $10,000 divided by its Buffer Value (rounded to five decimal places)
Payment at Maturity:

If the Final Underlier Value of each Underlier is greater than or equal to its Buffer Value, you will receive a fixed cash payment on the Maturity Date per $10,000 principal amount Note that will provide a return equal to the Digital Return, calculated as follows:

$10,000 + ($10,000 × Digital Return)

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, you will receive the maximum payment at maturity of $11,890.00 per $10,000 principal amount Note regardless of any appreciation of any Underlier, which may be significant, and your return on the Notes will be less than the Underlier Return of the Least Performing Underlier if Underlier Return is greater than the Digital Return.

If the Final Underlier Value of any Underlier is less than its Buffer Value, you will receive on the Maturity Date per $10,000 principal amount Note a number of shares of the Least Performing Underlier equal to its Physical Delivery Amount. If you receive shares of the Least Performing Underlier at maturity, we will pay cash in lieu of delivering any fractional shares of the Least Performing Underlier in an amount equal to that fraction times its Final Underlier Value. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Least Performing Underlier to you at maturity, we will pay the cash equivalent of the Physical Delivery Amount in lieu of delivering shares.

If the Final Underlier Value of any Underlier is less than its Buffer Value, you will receive shares of the Least Performing Underlier at maturity that will likely be worth less than your investment and could be worth nothing. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

U.K. Bail-in Power Acknowledgment:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.
Digital Return:	18.90%. Accordingly, if the Final Underlier Value of each Underlier is greater than or equal to its Buffer Value, you will receive the Digital Return of 18.90%, which entitles you to the maximum payment at maturity of $11,890.00 per $10,000 principal amount Note.

(Key Terms continued on the next page)

	Initial Issue Price[1,2]	Price to Public	Agent’s Commission[2]	Proceeds to Barclays Bank PLC
Per Note	$10,000	100%	1%	99%
Total	$900,000	$900,000	$9,000	$891,000
[1]	Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $9,704.00 per $10,000 principal amount Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-17 of this pricing supplement.

[2]	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $100.00 per $10,000 principal amount Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

(Key Terms continued from previous page)

Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Final Underlier Value:	With respect to each Underlier, the Closing Price of that Underlier on the Final Valuation Date
Closing Price:	With respect to each Underlier, Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Final Valuation Date†:	February 24, 2027
Maturity Date†:	March 1, 2027
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06744EZB6 / US06744EZB63

*	The Underliers and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Selected Risk Considerations—Risks Relating to the Underliers” below.

†	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

•	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Underliers?

The following table and examples illustrate the hypothetical payment at maturity and the hypothetical total return on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $10,000 principal amount Note to $10,000. The table and examples set forth below assume a hypothetical Initial Underlier Value of $100.00 for each Underlier, a hypothetical Buffer Value of $80.00 for each Underlier (80.00% of its hypothetical Initial Underlier Value), a hypothetical Physical Delivery Amount of 125.00000 and the Final Underlier Values set forth below. The actual Initial Underlier Value, Buffer Value and Physical Delivery Amount for each Underlier are set forth under “Key Terms” above, and the actual Final Underlier Value for each Underlier will be the Closing Price of that Underlier on the Final Valuation Date. The hypothetical Initial Underlier Value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual Initial Underlier Value for any Underlier. For historical Closing Prices of each Underlier, see the historical information set forth under the section titled “Information about the Underliers” below. Each hypothetical payment at maturity or total return set forth below is for illustrative purposes only and may not be the actual payment at maturity or total return applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The table and examples below do not take into account any tax consequences from investing in the Notes.

Final Underlier Value of the Least Performing Underlier	Underlier Return of the Least Performing Underlier	Payment at Maturity or Value of Shares of Least Performing Underlier Received at Maturity*	Total Return on Notes*
$200.00	100.00%	$11,890.00	18.900%
$190.00	90.00%	$11,890.00	18.900%
$180.00	80.00%	$11,890.00	18.900%
$170.00	70.00%	$11,890.00	18.900%
$160.00	60.00%	$11,890.00	18.900%
$150.00	50.00%	$11,890.00	18.900%
$140.00	40.00%	$11,890.00	18.900%
$130.00	30.00%	$11,890.00	18.900%
$120.00	20.00%	$11,890.00	18.900%
$118.90	18.90%	$11,890.00	18.900%
$115.00	15.00%	$11,890.00	18.900%
$110.00	10.00%	$11,890.00	18.900%
$105.00	5.00%	$11,890.00	18.900%
$100.00	0.00%	$11,890.00	18.900%
$95.00	-5.00%	$11,890.00	18.900%
$90.00	-10.00%	$11,890.00	18.900%
$85.00	-15.00%	$11,890.00	18.900%
$80.00	-20.00%	$11,890.00	18.900%
$79.99	-20.01%	$9,998.75	-0.012%
$70.00	-30.00%	$8,750.00	-12.500%
$60.00	-40.00%	$7,500.00	-25.000%
$50.00	-50.00%	$6,250.00	-37.500%
$40.00	-60.00%	$5,000.00	-50.000%
$30.00	-70.00%	$3,750.00	-62.500%
$20.00	-80.00%	$2,500.00	-75.000%
$10.00	-90.00%	$1,250.00	-87.500%
$0.00	-100.00%	$0.00	-100.000%

*If the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, you will receive on the Maturity Date per $10,000 principal amount Note a number of shares of that Underlier equal to its Physical Delivery Amount. Fractional shares will be paid in cash. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Least Performing Underlier to you at maturity, we will pay the cash equivalent of its Physical Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. For purposes of the table above and the examples below, the value of the shares received and the total return on the notes shown above is calculated based on the Final Underlier Value of the Least Performing Underlier. The actual value of any shares received and the total return on the notes may be less than the amounts shown above.

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity and total return in different hypothetical scenarios are calculated.

Example 1: The Final Underlier Value of the AAPL Underlier is $140.00, the Final Underlier Value of the GOOGL Underlier is $120.00 and the Final Underlier Value of the MSFT Underlier is $135.00.

Because the GOOGL Underlier has the lowest Underlier Return, the GOOGL Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, the investor receives a payment at maturity of $11,890.00 per $10,000 principal amount Note, calculated as follows:

$10,000 + ($10,000 × Digital Return)

$10,000 + ($10,000 × 18.90%) = $11,890.00

Even though each Underlier appreciated significantly, the total return on the Notes is limited to the Digital Return of 18.90%.

Example 2: The Final Underlier Value of the AAPL Underlier is $110.00, the Final Underlier Value of the GOOGL Underlier is $100.00 and the Final Underlier Value of the MSFT Underlier is $90.00.

Because the MSFT Underlier has the lowest Underlier Return, the MSFT Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, the investor receives a payment at maturity of $11,890.00 per $10,000 principal amount Note, calculated as follows:

$10,000 + ($10,000 × Digital Return)

$10,000 + ($10,000 × 18.90%) = $11,890.00

Even though the Least Performing Underlier depreciated from its Initial Underlier Value, because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, the total return on the Notes is equal to the Digital Return of 18.90%.

Example 3: The Final Underlier Value of the AAPL Underlier is $70.00, the Final Underlier Value of the GOOGL Underlier is $50.00 and the Final Underlier Value of the MSFT Underlier is $85.00.

Because the GOOGL Underlier has the lowest Underlier Return, the GOOGL Underlier is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value, the investor receives the Physical Delivery Amount of 125.00000 shares of the Least Performing Underlier per $10,000 principal amount Note at maturity (fractional shares will be paid in cash).

The value of the Physical Delivery Amount, calculated based on the Final Underlier Value of the Least Performing Underlier, is $6,250.00.

The total return on the Notes, based on the Final Underlier Value of the Least Performing Underlier, is -37.500%.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek a return equal to the Digital Return if the Final Underlier Value of each Underlier is greater than or equal to its Buffer Value in lieu of full participation in any appreciation of any Underlier.

•	You do not anticipate that the Final Underlier Value of any Underlier will be less than its Buffer Value, and you are willing and able to accept the risk that, if it is, you will receive a number of shares of the Least Performing Underlier at maturity that will likely be worth less than your investment and could be worth nothing.

•	You understand and accept that any positive return on the Notes will be limited to the Digital Return, and you will not participate in any percentage increase in the value of any Underlier above the Digital Return, which may be significant.

•	You are willing and able to accept the individual market risk of each Underlier and you understand that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are willing and able to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Underliers, nor will you have any voting rights with respect to the Underliers.

•	You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces periodic interest or coupon payments or other sources of current income.

•	You seek an investment that provides for the full repayment of principal at maturity.

•	You anticipate that the Final Underlier Value of at least one Underlier will be less than its Buffer Value, or you are unwilling or unable to accept the risk that, if it is, you will receive a number of shares of the Least Performing Underlier at maturity that will likely be worth less than your investment and could be worth nothing.

•	You seek an investment that provides for participation in any percentage increase in the value of any Underlier above the Digital Return.

•	You are unwilling or unable to accept the individual market risk of each Underlier or the risk that poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any positive performance by the other Underliers.

•	You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers, as explained in more detail in the “Selected Risk Considerations” section of this pricing supplement.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Underliers.

•	You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set forth in this pricing supplement, the prospectus and the prospectus supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

Tax Consequences

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of any shares of the Underlier that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of shares of the Underlier.

Based on current market conditions, in the opinion of our special tax counsel, the Notes should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underliers. Assuming this treatment is respected, and except as described below, upon a sale or exchange of the Notes (including redemption for cash at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

If you receive shares of the Underlier upon the maturity of your Notes, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares of the Underlier you receive. You should not recognize gain or loss with respect to the shares of the Underlier you receive. Instead, consistent with the position described above, your basis in the shares (including any fractional share) should equal the price you paid to acquire your Notes, and that basis should be allocated proportionately among the shares. Your holding period for the shares of the Underlier should begin on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of the cash received and the tax basis allocable to the fractional share.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity. If the Final Underlier Value of any Underlier is less than its Buffer Value, you will receive a number of shares of the Least Performing Underlier at maturity that will likely be worth less than your investment and could be worth nothing. Under these circumstances, the value of the shares of the Least Performing Underlier you receive, calculated based on the Final Underlier Value of the Least Performing Underlier, will represent a loss of 1.25% of the principal amount of your Notes for every 1% that the Final Underlier Value of the Least Performing Underlier is less than its Buffer Value. Accordingly, if the Final Underlier Value of any Underlier is less than its Buffer Value, the Notes will be exposed on a leveraged basis to the decline in the value of the Least Performing Underlier below its Buffer Value and you will likely lose some or all of your investment at maturity.

•	Your Maximum Gain on the Notes Is Limited to the Digital Return — If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, for each $10,000 principal amount Note, you will receive at maturity $10,000 plus a predetermined percentage of the principal amount. We refer to this percentage as the Digital Return, which is equal to 18.90%. If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Buffer Value, you will receive the maximum payment at maturity of $11,890.00 per $10,000 principal amount Note regardless of any appreciation of any Underlier, which may be significant, and your return on the Notes will be less than the Underlier Return of the Least Performing Underlier if such Underlier Return is greater than the Digital Return.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risk of Sustaining a Significant Loss on Your Investment at Maturity Than If the Notes Were Linked to a Single Underlier — The risk that you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Final Underlier Value of at least one Underlier will be less than its Buffer Value, and therefore, it is more likely that you will suffer a significant loss on your investment at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for the Final Underlier Value of at least one of those Underliers to be below its Buffer Value.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

•	You Are Exposed to the Market Risk of Each Underlier — Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increase or lesser decline in the prices of the other Underliers. If the Final Underlier Value of any Underlier is less than its Buffer Value, you will receive a number of shares of the Least Performing Underlier at maturity that will likely be worth less than your investment and could be worth nothing. Accordingly, your investment is subject to the market risk of each Underlier.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•	Any Payment or Delivery on the Notes Will Be Determined Based on the Closing Prices of the Underliers on the Dates Specified — Any payment or delivery on the Notes will be determined based on the Closing Prices of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of Principal Applies Only at Maturity — You should be willing to hold your Notes to maturity. If you sell your Notes prior to maturity in the secondary market, if any, you may have to sell your Notes at a loss relative to your initial investment even if at that time the value of each Underlier is greater than or equal to its Buffer Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	Owning the Notes Is Not the Same as Owning the Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the Underliers. As a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the Underliers would have.

•	If You Receive Shares of the Least Performing Underlier at Maturity, Those Shares May Be Worth Less on the Maturity Date Than Their Value Based on the Final Underlier Value of the Least Performing Underlier — If you

receive shares of the Least Performing Underlier at maturity, the value of those shares on the Maturity Date depends on the value of that Underlier on the Maturity Date rather than its Final Underlier Value. The value of those shares may have declined further below the Final Underlier Value of the Least Performing Underlier as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlier Value of the Least Performing Underlier. We will not make any adjustment to the Physical Delivery Amount to account for any fluctuations in the value of the Least Performing Underlier and you will bear the risk of any decline in the value of the shares of the Least Performing Underlier you receive at maturity below its Final Underlier Value.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described above under “Tax Consequences.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

•	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Single Equities Risk — The value of each Underlier can rise or fall sharply due to factors specific to that Underlier and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlier.

•	You May Receive Cash at Maturity in Lieu of Shares of the Least Performing Underlier — If you receive shares of the Least Performing Underlier at maturity, we will pay cash in lieu of delivering any fractional shares of that Underlier in an amount equal to that fraction times the closing price of that Underlier on the Final Valuation Date. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Least Performing Underlier to you at maturity, we will pay the cash equivalent of the Physical Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments —The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlier. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlier, the Calculation Agent may replace that Underlier with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Underlier upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace an Underlier, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

•	We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or the Underliers, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underliers” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underliers;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	the dividend rates on the Underliers;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information about the Underliers

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Information provided to or filed with the SEC by the issuer of each Underlier can be located on a website maintained by the SEC at http://www.sec.gov by reference to that issuer’s SEC file number provided below.

Included below is a brief description of the issuer of each Underlier. This information has been obtained from publicly available sources. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Apple Inc.

According to publicly available information, Apple Inc. designs, manufactures and markets smartphones, personal computers, tablets, wearables and accessories and sells a variety of related services.

Information filed by Apple Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-36743. The AAPL Underlier is listed on The Nasdaq Stock Market under the ticker symbol “AAPL.”

Historical Information

The graph below sets forth the historical performance of the AAPL Underlier from January 4, 2021 to February 4, 2026, based on the daily Closing Prices of the AAPL Underlier. The Closing Price of the AAPL Underlier on February 4, 2026 was $276.49.

We obtained the Closing Prices of the AAPL Underlier from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the AAPL Underlier should not be taken as an indication of future performance. Future performance of the AAPL Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the AAPL Underlier during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the AAPL Underlier will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the Buffer Value for the AAPL Underlier of 80.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Alphabet Inc.

According to publicly available information, Alphabet Inc. is a collection of businesses, the largest of which is Google, which (i) offers products and platforms through which it generates revenues primarily by delivering both performance advertising and brand advertising and (ii) provides cloud services to businesses.

Information filed by Alphabet Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37580. The GOOGL Underlier is listed on The Nasdaq Stock Market under the ticker symbol “GOOGL.”

Historical Information

The graph below sets forth the historical performance of the GOOGL Underlier from January 4, 2021 to February 4, 2026, based on the daily Closing Prices of the GOOGL Underlier. The Closing Price of the GOOGL Underlier on February 4, 2026 was $333.04.

We obtained the Closing Prices of the GOOGL Underlier from Bloomberg, without independent verification. Historical performance of the GOOGL Underlier should not be taken as an indication of future performance. Future performance of the GOOGL Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the GOOGL Underlier during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the GOOGL Underlier will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the Buffer Value for the GOOGL Underlier of 80.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Microsoft Corporation

According to publicly available information, Microsoft Corporation is a technology company that develops and supports software, services, devices and solutions.

Information filed by Microsoft Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37845. The MSFT Underlier is listed on The Nasdaq Stock Market under the ticker symbol “MSFT.”

Historical Information

The graph below sets forth the historical performance of the MSFT Underlier from January 4, 2021 to February 4, 2026, based on the daily Closing Prices of the MSFT Underlier. The Closing Price of the MSFT Underlier on February 4, 2026 was $414.19.

We obtained the Closing Prices of the MSFT Underlier from Bloomberg, without independent verification. Historical performance of the MSFT Underlier should not be taken as an indication of future performance. Future performance of the MSFT Underlier may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the MSFT Underlier during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performance of the MSFT Underlier will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

* The dotted line indicates the Buffer Value for the MSFT Underlier of 80.00% of its Initial Underlier Value.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”) will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately six months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-9 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates per Note as specified on the cover of this pricing supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been issued by Barclays Bank PLC pursuant to the indenture, the trustee has made, in accordance with instructions from Barclays Bank PLC, appropriate entries or notations in its records relating to the master global note that represents such Notes (the “master note”), and such Notes have been delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or application giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of May 15, 2025, filed as an exhibit to the Registration Statement on Form F-3ASR by Barclays Bank PLC on May 15, 2025, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP, dated May 15, 2025, which has been filed as an exhibit to the Registration Statement referred to above.